CDI Corp. Reports Fourth Quarter and Full Year 2013 Results

PHILADELPHIA, Feb. 26, 2014 /PRNewswire/ -- CDI Corp. (NYSE:CDI) (the "Company") today reported results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter and Full Year Highlights

  Revenue in fourth quarter 2013 of $277.1 million versus $270.5 million in fourth quarter 2012. Revenue in 2013 of $1.088 billion versus $1.105 billion in 2012
  Gross profit margin of 18.9% for fourth quarter 2013 versus 19.8% for fourth quarter 2012, and 19.0% in 2013 versus 19.9% in 2012
  Operating profit of $3.8 million for fourth quarter 2013 includes a restructuring charge of $5.7 million and the benefit from a previously disclosed legal settlement of $3.3 million. Fourth quarter 2012 operating profit was $8.0 million
  Earnings per diluted share of $0.12 in fourth quarter 2013 and $0.65 for full year 2013

For the fourth quarter 2013, the Company reported revenue of $277.1 million, an increase of 2.4% versus the year-ago quarter. The Company reported fourth quarter 2013 operating profit of $3.8 million compared to operating profit of $8.0 million in the prior-year fourth quarter. The Company reported fourth quarter 2013 net income of $2.4 million, or $0.12 per diluted share, versus net income of $5.0 million, or $0.25 per diluted share, in the prior-year quarter.

Included in fourth quarter 2013 results is a pre-tax restructuring charge of $5.7 million ($3.6 million after-tax, or $0.18 per diluted share) related to the Company's realignment announced in December 2013, and a pre-tax benefit from a legal settlement of $3.3 million ($2.0 million after-tax, or $0.10 per diluted share).

For the year ended December 31, 2013, the Company reported revenue of $1.088 billion, a 1.5% decrease versus $1.105 billion reported in 2012. Operating profit for the full year was $20.9 million versus $32.3 million in the prior year. Operating profit in 2013 includes the previously mentioned restructuring charge and legal settlement.

Net income in 2013 was $12.9 million, or $0.65 per diluted share, versus $19.1 million, or $0.97 per diluted share, in 2012. Net income and earnings per share for 2013 include the after-tax impacts of the restructuring charge and benefit of the legal settlement.

"2013 was a challenging year for CDI, as substantial growth in both our OGC vertical and international business was offset by top line declines in our AIE and Hi-Tech verticals. In addition, our government, non-program staffing and MRI businesses saw a significant decline in revenues," said CDI President and CEO, Paulett Eberhart. "We are taking actions to build revenues in all our target verticals and to invest in both non-program staffing and MRI, as we realign the organization to improve operational effectiveness. These actions, combined with a more stable outlook for government agency spending, give us increased confidence that 2014 will be a year of revenue and profit growth."

Business Segment Discussion

The Company's Global Engineering and Technology Solutions segment (GETS) reported a 3.0% increase in fourth quarter revenue to $81.8 million when compared to the prior-year quarter. Revenues rose in Oil, Gas & Chemicals (OGC) and Aerospace & Industrial Equipment (AIE), and were partially offset by a decrease in Hi-Tech revenues and continued weakness in the infrastructure and government services businesses, both reported in "Other." Operating profit increased to $7.4 million versus $6.3 million in the prior-year quarter. GETS operating profit in fourth quarter 2013 includes $2.1 million in restructuring charges and the benefit from a legal settlement of $3.3 million.

For the full-year, GETS reported a 1.2% decrease in revenue to $321.3 million. Full-year operating profit decreased 2.2% to $25.2 million. Full-year 2013 operating profit includes the aforementioned restructuring charge and legal settlement benefit.

The Company's Professional Services Staffing segment (PSS) reported a 3.3% revenue increase in the fourth quarter to $180.7 million when compared to the prior-year quarter. Revenues increased in OGC and in "Other," and were partially offset by a decrease in AIE and Hi-Tech. PSS operating profit decreased to $0.9 million versus $5.1 million in the prior-year fourth quarter. Fourth quarter 2013 operating profit includes $2.4 million of the restructuring charge.

For the full-year 2013, PSS revenue was flat at $708.6 million when compared to the prior year as strong growth in OGC was offset by declines in AIE, Hi-Tech and "Other." Full-year operating profit decreased to $12.6 million versus $20.5 million in the prior year. Full-year 2013 operating profit includes $2.4 million of the restructuring charge.

Management Recruiters International, Inc. (MRI) fourth quarter revenue decreased 10.0% to $14.6 million compared to the prior-year quarter, driven by declines in both contract staffing and royalty and franchise fee income. MRI's fourth quarter operating profit decreased to $2.3 million compared to $2.5 million in the prior-year quarter. MRI's operating profit in the fourth quarter of 2013 includes $0.2 million of the restructuring charge.

For the full year, MRI reported a 16.8% revenue decrease to $58.0 million driven by declines in both contract staffing and royalty and franchise fee income. Full-year operating profit decreased to $8.5 million versus $10.2 million in the prior year. Operating profit for the full year 2013 includes $0.2 million of the restructuring charge.

Business Outlook

The Company anticipates revenues for the first quarter of 2014 in the range of $264 million to $274 million, compared to $269.5 million in the year-ago first quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2013 fourth quarter and full year results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE:CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenue), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully execute on our strategic plan or recently-announced realignment; the termination or non-renewal of a major client contract or project; delays or reductions in government spending, including the impact of sequestration on U.S. government defense spending; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Consolidated Statements of Income:	2013	2012	2013	2012

Revenue	$277,114	$270,543	$1,087,859	$1,104,958
Cost of services	224,866	217,067	881,218	885,549
Gross profit	52,248	53,476	206,641	219,409
Operating and administrative expenses (1)	42,717	45,472	180,009	187,143
Restructuring and other related costs (2)	5,716	—	5,716	—
Operating profit	3,815	8,004	20,916	32,266
Other income (expense), net	(98)	(86)	(268)	(251)
Income before income taxes	3,717	7,918	20,648	32,015
Income tax expense	1,385	2,876	7,700	12,582
Net income	2,332	5,042	12,948	19,433
Less: (Loss) income attributable to the noncontrolling interest	(95)	50	64	317
Net income attributable to CDI	$2,427	$4,992	$12,884	$19,116

Earnings per common share:
Basic	$0.13	$0.26	$0.66	$0.99
Diluted	$0.12	$0.25	$0.65	$0.97
Weighted-average shares outstanding - Basic	19,491	19,350	19,442	19,344
Weighted-average shares outstanding - Diluted	19,777	19,731	19,739	19,745

Selected Balance Sheet Data:	December 31,
	2013	2012

Cash and cash equivalents	$45,479	$43,652
Accounts receivable, net	230,613	223,630
Total current assets	291,227	282,345
Total assets	405,807	400,705
Total current liabilities	103,236	104,208
Total CDI shareholders' equity	284,308	278,971

	Year ended
	December 31,
Selected Cash Flow Data:	2013	2012

Net cash provided by operating activities	$16,100	$37,137
Depreciation and amortization	10,346	10,265
Capital expenditures	7,529	6,225
Dividends paid to shareholders	7,589	12,548

	Three months ended		Year ended
	December 31,		December 31,
Selected Earnings and Other Financial Data:	2013	2012	2013	2012

Revenue	$277,114	$270,543	$1,087,859	$1,104,958
Gross profit	52,248	53,476	206,641	219,409
Gross profit margin	18.9%	19.8%	19.0%	19.9%
Operating and administrative expenses as a percentage of revenue	15.4%	16.8%	16.5%	16.9%
Operating profit margin	1.4%	3.0%	1.9%	2.9%
Effective income tax rate	37.3%	36.3%	37.3%	39.3%
Pre-tax return on net assets (3)			8.8%	13.8%

	Three months ended		Year ended
	December 31,		December 31,
Selected Segment Data:	2013	2012	2013	2012

Global Engineering and Technology Solutions (GETS)
Revenue:
Oil, Gas and Chemicals (OGC)	$31,015	$27,023	$122,478	$110,931
Aerospace and Industrial Equipment (AIE)	20,334	18,431	74,729	72,349
Hi-Tech	7,705	8,176	30,409	32,829
Other	22,752	25,829	93,673	108,937
Total revenue	$81,806	$79,459	$321,289	$325,046
Gross profit	$22,857	$22,776	$89,801	$93,718
Gross profit margin	27.9%	28.7%	28.0%	28.8%
Operating profit (1), (2)	$7,391	$6,251	$25,150	$25,725
Operating profit margin	9.0%	7.9%	7.8%	7.9%

Professional Services Staffing (PSS)
Revenue:
OGC	$42,928	$31,651	$144,411	$117,240
AIE	18,144	21,492	74,784	84,235
Hi-Tech	65,803	68,970	277,782	291,839
Other	53,854	52,775	211,621	216,954
Total revenue	$180,729	$174,888	$708,598	$710,268
Gross profit	$22,413	$23,307	$89,546	$94,185
Gross profit margin	12.4%	13.3%	12.6%	13.3%
Operating profit (2)	$927	$5,140	$12,621	$20,528
Operating profit margin	0.5%	2.9%	1.8%	2.9%

Management Recruiters International (MRI)
Revenue:
Contract Staffing	$11,047	$12,406	$44,328	$53,646
Royalties and Franchise Fees	3,532	3,790	13,644	15,998
Total revenue	$14,579	$16,196	$57,972	$69,644
Gross profit	$6,978	$7,393	$27,294	$31,506
Gross profit margin	47.9%	45.6%	47.1%	45.2%
Operating profit (2)	$2,250	$2,483	$8,549	$10,201
Operating profit margin	15.4%	15.3%	14.7%	14.6%

(1)

In the fourth quarter of 2013, the Company's GETS segment recorded a $3.3 million benefit to "Operating and administrative expenses" in the consolidated statement of operations related to the settlement of legal claims pursued by the Company.

(2)

In the fourth quarter of 2013, the Company recorded an aggregate charge of $5.7 million (comprised of GETS $2.1 million; PSS $2.4 million; MRI $0.2 million; and Corporate $1.0 million) to "Restructuring and other related costs" in the consolidated statement of operations related to the 2013 restructuring plan initiated in December 2013.

(3)

Pre-tax return on net assets is calculated as earnings before income taxes for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents, income tax accounts and debt.

CONTACT: Vincent Webb, Vice President, Investor Relations, 215-636-1240, Vince.Webb@cdicorp.com